Exhibit 99.1
FOR IMMEDIATE RELEASE

A. SCHULMAN REQUESTS FERRO CORPORATION BOARD TO ENTER INTO SERIOUS NEGOTIATIONS ON PROPOSED ACQUISITION IN THE BEST INTERESTS OF FERRO SHAREHOLDERS

•	Responds to misleading letter sent to Ferro shareholders by Ferro Board

•	Reiterates willingness to revise offer following due diligence

•	Ferro and A. Schulman shareholders express strong support for serious consideration of A. Schulman’s proposal
•Company has financial capability to complete Ferro acquisition

AKRON, Ohio, April 22, 2013 – A. Schulman, Inc. (Nasdaq-GS: SHLM) and its Board of Directors stated today that it continues to encourage the Ferro Corporation (NYSE: FOE) Board of Directors to seriously consider its previously announced offer to acquire Ferro.

As announced on March 4, 2013, A. Schulman has made a proposal to acquire all of the outstanding shares of Ferro common stock for per-share consideration of $6.50, representing a 25% premium that day, and has expressed its willingness to adjust its initial offer as warranted by a customary due diligence process. The offer was flatly rejected by the Ferro Board in a brief note without further discussion or the opportunity for A. Schulman to conduct due diligence.

“Contrary to what the Ferro Board of Directors stated in a letter to Ferro shareholders dated April 18, 2013, our proposal is not a ‘low-ball’ offer, and we have publicly stated that we are open to revising the terms and structure of our initial offer, provided we are given an opportunity to conduct customary due diligence and engage in a meaningful dialogue with Ferro,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer of A. Schulman. “We have been and continue to be disappointed by the Ferro Board’s refusal to talk, evidently driven by their stated desire to ‘stay independent.’ Ferro has chosen to misrepresent our position, has made unsubstantiated and inaccurate statements about A. Schulman’s ability to complete the acquisition, and has not mentioned the overwhelming support from both Ferro and A. Schulman shareholders for consideration of our proposal. As a result, we feel obligated to set the record straight and respond to these inaccuracies.”

A.	Schulman Offer Represents Significant Premium to Ferro’s Recent Stock Price
Far from trying to “lure Ferro into low-ball negotiations,” A. Schulman’s proposal represents premiums of 21%, 32%, 44% and 64%, respectively, to Ferro’s 30-, 60-, 90- and 180-day volume weighted average prices prior to March 4, 2013, when the offer was publicly disclosed. It also represents a 173% premium to the 52-week low for Ferro, which was as recent as November 16, 2012.

A. Schulman’s intention in publicly disclosing the offer was simply to allow Ferro shareholders to both understand and weigh in on a business combination which A. Schulman believes would create substantial value for both companies’ shareholders.

Shareholders of Both Ferro and A. Schulman Express Support
Representatives of A. Schulman have spoken directly to Ferro shareholders representing approximately 50% of total Ferro ownership, and a large majority of them indicate that the Ferro Board should not have summarily rejected the offer by stating “the board does not wish to explore your proposal further” and should have engaged in negotiations, as A. Schulman has requested.

This support is also reflected by the performance of Ferro’s stock, which rapidly climbed from $5.20 to $6.80 per share on the day of the announcement of the offer, representing a 31% gain in shareholder value on that day alone. A. Schulman believes a significant reason for the gain in Ferro’s stock price is the investment community’s positive reaction to a potential transaction, rather than an overnight endorsement of Ferro’s current cost cutting measures.

In addition, conversations with A. Schulman’s own shareholders indicate overwhelming support for the Company’s attempts to acquire Ferro, with no concerns about dilution, contrary to what the Ferro Board implies in its letter.

A. Schulman Brings Financial Strength and Projected Synergies
Also, despite the disingenuous and misleading assertions of Ferro’s Board, A. Schulman’s financial strength and the Company’s ability to carry out its offer should not be called into question. A. Schulman’s strong balance sheet and low debt to capital ratio of 30% as of February 28, 2013, coupled with its proven ability in cash flow generation, clearly indicate that the Company has the financial capability to successfully complete the acquisition in a timely manner.

A. Schulman continues to believe that it can significantly exceed the latest stand-alone cost cutting measures targeted by Ferro in its April 8, 2013 press release. As announced previously, A. Schulman expects the transaction to generate annual synergies of $35 million, without execution risk, in addition to Ferro’s projected cost cutting measures. A. Schulman believes that with its broader product, manufacturing and financial footprint and history of successful acquisition integration, its restructuring targets have a much higher likelihood of success.

Strategic Combination Delivers Strongest Value Creation
Gingo concluded, “We are highly confident that our balance sheet strength would allow us to significantly increase the cash component of our proposal if desired by the Ferro Board. Furthermore, based on our extensive and ongoing conversations with the financial community, we have the utmost confidence that the transaction can be completed in a timely fashion. We would be pleased to engage with the Ferro Board if they would be prepared to offer us an opportunity to provide comfort around the various risks they perceive with our proposal.

“We reiterate our call for Ferro’s Board to enter into serious discussions with A. Schulman regarding our offer, and we are hopeful that the Ferro Board will engage us following Ferro’s annual meeting and election of directors on May 15, if not sooner. We strongly believe, and are committed to demonstrating, that the combination of A. Schulman and Ferro is the best value creation strategy for shareholders of both companies.”

About A. Schulman, Inc.
A. Schulman, Inc. is a leading international supplier of high-performance plastic compounds and resins headquartered in Akron, Ohio.  Since 1928, the Company has been providing innovative solutions to meet its customers' demanding requirements.  The Company's customers span a wide range of markets such as packaging, mobility, building & construction, electronics & electrical, agriculture, personal care & hygiene, sports & leisure, custom services and others.  The Company employs approximately 3,300 people and has 34 manufacturing facilities globally.  A. Schulman reported net sales of $2.1 billion for the fiscal year ended August 31, 2012.  Additional information about A. Schulman can be found at www.aschulman.com.

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Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

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